Exhibit 10.1

May 30, 2013

VIA PERSONAL DELIVERY

Karen McGinnis

Re: Offer of Employment at Mad Catz Interactive, Inc. and Mad Catz, Inc.

Dear Karen:

Mad Catz Interactive, Inc. (“MCII”) is pleased to offer you the position of Chief Financial Officer of MCII and Mad Catz, Inc., reporting directly to the Chief Executive Officer.

Compensation

You will be compensated with a salary payable every two weeks in the amount of $275,000 annualized.

In addition to the base salary, you are eligible to participate in the Company’s management bonus plan with a target bonus of 50% of your salary. Any bonus shall be paid around July of each year. Any bonus for partial year’s work will be pro-rated for the time worked.

This is an exempt position.

Note that all compensation is subject to normal withholdings. The regular pay day for employees is every other week on Friday.

In addition, subject to Board of Director’s approval, you may receive stock options following the start of your employment. Management will recommend to the Board of Directors that you receive 200,000 stock options following your start date. These stock options, if issued, will be valued at the closing price the day before the Compensation Committee of the Board of Directors formally approves the grant of the options. The options will be issued pursuant to Mad Catz’ Stock Option Plan and will vest according to the schedule set by the Board of Directors.

Your first ninety (90) days of employment with Mad Catz are considered an Introductory Period. At the end of your Introductory Period, you may receive a review by your Supervisor. If your Supervisor does not contact you regarding your review, it is your responsibility to contact him or her. Completion of the Introductory Period does not guarantee continued employment at Mad Catz, nor does it alter your status as an at-will employee.

Policies and Benefits

As an employee of Mad Catz, you will be provided with a copy of the Mad Catz Employee Policy and Procedure Manual and will be responsible to abide by all policies and procedures contained therein and as updated by the Company from time to time. You will also receive a copy of all applicable insurance booklets, which outline our benefits programs. We are extremely proud of the Mad Catz benefits package and hope you will take the time to review this feature rich package. You are eligible for benefits described therein on the first day of the month following your first thirty (30) days of employment. Any questions regarding Mad Catz’ policies, benefits administration or eligibility, should be directed to Human Resources.

Our workers’ compensation carrier is Chubb Insurance Group, policy number 717374818. The carrier is located at P.O. Box 30850 Los Angeles, CA, 90030, 213-612-0880.

You agree that in the event that the Company believes that you owe money to the Company at the time of termination of your employment (e.g., flex medical benefits, loans, salary advances, unpaid employee purchases, etc.), that the Company shall have the unfettered right to set-off such amounts against any amount owed to you by the Company, including but not limited to, amounts owed for salary, PTO, etc. You will be entitled to 4 weeks of PTO per year.

At-Will Employment

If you choose to accept this offer, you agree that your employment is “at-will.” As an at-will employee you agree and understand that you or Mad Catz can terminate the employment relationship at any time, for any reason. Your at-will status cannot be modified by oral agreement; any modification to your at-will status must be in writing.

Confidentiality and Authorization to Work

As a condition of employment, you will be required to sign an Agreement Relating to Employee Confidentiality, Non-Disclosure and Assignment of Inventions, Patents, Ideas and Discoveries. You should also note that you will be required to show proof of citizenship, permanent residency in the U.S., or authorization to work in the U.S. within three business days of your date of hire.

Reference Check

This offer is made subject to satisfactory reference checks from previous employers.

Agreement

This Agreement supersedes any and all previous proposals, representations or statements, oral or written. Any previous agreements between the parties pertaining to the subject matter of this Agreement are expressly terminated.

Acceptance

To indicate your acceptance of this offer, please sign below and return this letter to Mad Catz by June 7, 2013. If you accept this offer, your start date will be June 10, 2013. This letter along with the Mad Catz Employee Manual which you will receive at the start of employment, set forth the terms of your employment.

Welcome to Mad Catz. We hope you agree that you have a great contribution to make to the industry by way of Mad Catz, and that you will find working here a rewarding experience.

Very truly yours,

/s/ DARREN RICHARDSON

Darren Richardson

President & CEO

Agreed to and Accepted by:

/s/ Karen McGinnis	May 30, 2013
Karen McGinnis	Date